    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1999

                                                      REGISTRATION NO. 333-69819

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 1
                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4841                         23-2417713
(State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer Identification No.)
incorporation or organization)   Classification Code Number)

                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COLIN HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                      ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA  15219
                                 (412) 562-8826

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


The Registrant hereby amends this Registration 1 Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                           SUBJECT TO COMPLETION

                                                                 January 8, 1999

3,100,000 shares

ADELPHIA COMMUNICATIONS CORPORATION

Class A common stock

Certain stockholders of Adelphia Communications Corporation listed below are offering and selling up to 3,100,000 shares of Adelphia's Class A common stock under this prospectus.

The Class A common stock is listed on the Nasdaq National Market. The Class A common stock's ticker symbol is "ADLAC." On January 7, 1999, the closing sale price on the Nasdaq National Market of a single share of the Class A common stock was $47.19.

Our common stock also includes Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock; however, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

You should carefully review "Risk Factors" beginning on page 3 for a discussion of certain matters that should be considered in connection with an investment in the Class A common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

The date of this prospectus is ____________ ___, 1999.

                               TABLE OF CONTENT
                               ----------------

ADELPHIA...............................................    1

RISK FACTORS...........................................    3

DILUTION...............................................   11

SELLING STOCKHOLDERS...................................   11

USE OF PROCEEDS........................................   12

PLAN OF DISTRIBUTION...................................   12

WHERE YOU CAN FIND MORE INFORMATION....................   13

EXPERTS................................................   14

                                    ADELPHIA

   Adelphia is a leader in the telecommunications industry with cable television operations and competitive local exchange telephone operations. We are the seventh largest cable television operator in the United States. As of September 30, 1998, we owned or managed cable television systems that passed 3,237,689 homes and served 2,298,516 basic subscribers. Through our subsidiary Hyperion Telecommunications, Inc., we own and operate one of the largest facilities based competitive local exchange carriers in the United States based on route miles and buildings connected. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. These company systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of September 30, 1998, these company systems passed 2,124,473 homes and served 1,530,699 basic subscribers.

   We also provide, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems. John J. Rigas and certain members of his immediate family, including entities they own or control, have substantial ownership interests in the Managed Partnerships. As of September 30, 1998, cable systems owned by these Rigas family partnerships and corporations passed 284,716 homes and served 216,229 basic subscribers.

   We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. Olympus operates a large cable system in Florida that, as of September 30, 1998, passed 828,500 homes and served 551,588 basic subscribers. Our investment in Olympus is accounted for under the equity method of accounting.

   Hyperion designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities. As of September 30, 1998, Hyperion managed and operated 22 networks, including two under construction, serving 46 cities. As of September 30, 1998, these networks had 5,711 route miles, connecting 2,143 buildings. Hyperion currently offers switched services, including local dial tone, in 20 of its markets. Hyperion is consolidated in Adelphia's financial results and is currently an unrestricted subsidiary of Adelphia for purposes of Adelphia's indentures. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

   Our operations consist of providing telecommunications services primarily over our broadband networks. We did not have any material foreign operations or foreign sales in the year ended March 31, 1998. Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

   Verto Acquisition

   On January __, 1999, Verto Communications, Inc. was merged with and into a wholly owned subsidiary of Adelphia pursuant to the terms of a merger agreement between Adelphia, a wholly owned subsidiary of Adelphia, Verto and Verto's shareholders, dated December 21, 1998. As of December 21, 1998, Verto provided cable television services to approximately 56,000 subscribers in the greater Scranton, Pennsylvania area. In connection with the Verto merger agreement , Adelphia issued _________ shares of its Class A common stock to the former owners of Verto and assumed approximately $32 million of net liabilities of Verto. The shares being offered and sold pursuant to this prospectus were acquired pursuant to the Verto merger agreement by the former owners of Verto.

   For other recent developments regarding Adelphia, we refer you to Adelphia's most recent Form 10-Q and future filings by us under the Securities Exchange Act of 1934, as amended.

                                  RISK FACTORS

   Before you invest in Adelphia's Class A common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of Adelphia's Class A common stock.

High Level Of              Adelphia has a substantial amount of debt. We borrowed this money to
Indebtedness               purchase and to expand our cable systems and other operations and, to a
We owe approximately       lesser extent, for investments and loans to our affiliates. At
$3.0 billion.              September 30, 1998, our indebtedness totaled approximately
                           $3,029,580,000. This included approximately:
                           .  $1,660,013,000 of parent holding company public debt
                           .  $906,443,000 of debt owed by our subsidiaries to banks, other financial institutions and other persons; and
                           .  $463,124,000 of public debt owed by Hyperion.

Debt service  consumes     Our high level of indebtedness can have important adverse consequences
a substantial portion      to us and to you.  It requires that we spend a substantial portion of
of the cash we             the cash we get from our business to repay the principal and interest
generate and could         on these debts.  Otherwise, we could use these funds for general
affect our ability to      corporate purposes or for capital improvements.  Our ability to obtain
invest in our              new loans for working capital, capital expenditures, acquisitions or
business in the            capital improvements may be limited by our current level of debt.  In
future as well as to       addition, having such a high level of debt could limit our ability to
react to changes in        react to changes in our industry and to economic conditions generally.
our industry or            At September 30, 1998, the Adelphia Parent Company had approximately
economic downturns.        $148,148,000 and Hyperion had approximately $221,251,000 of redeemable exchangeable preferred stock. When we use the term "Adelphia Parent
                           Company" in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries. For more information about our debt and redeemable exchangeable preferred stock, you can read the portions of Adelphia's most recent Annual Report on Form 10-K and Adelphia's most recent Form
                           10-Q filed with the SEC which are labeled "Management's Discussion and
                           Analysis of Financial Condition and Results of Operations."

Approximately 35% of       Our debt comes due at various times up to the year 2008, including an
this debt must be          aggregate of approximately $1,046,711,000 which, as of September 30,
paid by April 1, 2003      1998, we must pay by April 1, 2003. We have incurred long-term debt
and all of it must be      directly from the public.  Different groups of our subsidiaries borrow
paid by 2008.              from banks, insurance companies and other private lenders.  Adelphia
                           Parent Company debt is not guaranteed by our subsidiaries. The agreements for the loans made to our various groups of subsidiaries differ in many respects including when they are due to be paid and the covenants or promises made by the group such as the ability of the group to borrow more money and when a default by that group on other borrowings constitutes an event of default. Olympus also has a substantial amount of debt.

Need for Additional        Our business requires substantial additional financing on a continuing
Financing                  basis for capital expenditures and other purposes including:

                           .  constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities,
                           .  offering new services,
                           .  scheduled principal and interest payments, and
                           .  refinancing existing debt.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.  For more information on our financing needs, you can read the portions in Adelphia's most recent
                           Annual Report on Form 10-K and Adelphia's most recent Form 10-Q filed with the SEC labeled "Management's Discussion and Analysis of
                           Financial Condition and Results of Operations."

Holding Company            The Adelphia Parent Company directly owns no significant assets other
Structure and Potential    than stock, partnership interests, equity and other interests in our
Impact of Restrictive      subsidiaries and our investments in other companies.  This creates
Covenants in Subsidiary    risks regarding our ability to provide cash to the parent holding
Debt Agreements            company, and to implement our business and financing plans.
The Adelphia Parent        The Adelphia Parent Company depends upon our subsidiaries and other
Company depends on         companies to provide cash for it to repay the interest and principal
our subsidiaries and       which it owes.  However, the indentures for public debt and the credit
other companies in         agreements for bank and other financial institution loans of our
which we have              subsidiaries and other companies restrict their ability and the ability
investments to             of the companies they own to make payments to the Adelphia Parent
provide cash for it.       Company.

                           Typical loan agreement requirements which must be met by a subsidiary or by a company in which we have invested in order for them to distribute cash to the Adelphia Parent Company include:

Various restrictions       .  financial performance tests;
exist on funds being       .  maximum leverage ratios, i.e., debt to cash flow;
distributed to the         .  minimum interest coverage;
Adelphia Parent            .  current on principal and interest payments;
Company.                   .  absence of an event of default; and
                           .  absence of a default by us under our credit agreements.

                           The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control.  The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable.  Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

                           Our subsidiaries and other companies in which we have invested may agree in the future to additional or new restrictions.

                           Reductions in the amounts of payment, or prohibitions on the payment, of funds by our subsidiaries and other companies could impair our ability to pay the debts and to implement the business plans of the
                           Adelphia Parent Company.  In addition, these

                           indenture and credit agreement covenants could restrict the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

Reductions in funding      For more information about our subsidiaries' and other companies' debt
could adversely            and restrictive covenants, you can read the portions of Adelphia's most
affect the Adelphia        recent Annual Report on Form 10-K and Adelphia's most recent Form 10-Q
Parent Company and         filed with the SEC which are labeled "Management's Discussion and
our subsidiaries.          Analysis of Financial Condition and Results of Operations."

Large Losses and           The Total Convertible Preferred Stock, common stock and Other
Negative Stockholders'     Stockholders' Equity (Deficiency) at September 30, 1998 was a deficit
Equity                     of approximately $977,994,000. Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, have created this deficiency.  Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

We have had large net      .  fiscal year ended March 31, 1996 - $119,894,000;
losses for many years      .  fiscal year ended March 31, 1997 - $130,642,000;
and expect this to         .  fiscal year ended March 31, 1998 - $192,729,000; and
continue.                  .  six months ended September 30, 1998 - $91,354,000.

                           We expect to continue to incur large net losses for the next several years. For more information about our losses, you can read the portions of Adelphia's most recent Annual Report on Form 10-K and Adelphia's most recent Form 10-Q filed with the SEC which are labeled
                           "Management's Discussion and Analysis of Financial Condition and
                           Results of Operations."

Our earnings have been     Our earnings could not pay for our combined fixed charges and preferred
insufficient to pay        stock dividends during these years by the amounts set forth in the
for our fixed charges      table below, although combined fixed changes and preferred stock
and preferred stock        dividends included substantial non-cash charges for depreciation,
dividends.                 amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                                                      Earnings         Non-Cash
                                                                     Deficiency         Charges
                                                                   ---------------  ---------------
                           .  fiscal year ended March 31, 1997        $ 61,848,000     $165,426,000
                           .  fiscal year ended March 31, 1998        $113,941,000     $195,153,000
                           .  six months ended September 30, 1998     $ 74,222,000     $114,557,000

We have met our cash       Historically, the cash we generate from our operating activities and
needs in the past          borrowings have been sufficient to meet our requirements for debt
through new                service, working capital, capital expenditures, and investments in and
borrowings and will        advances to our affiliates, and we have depended on getting additional
have to borrow to          borrowings to meet our liquidity requirements. Although in the past we
meet our future cash       have been able both to refinance our debt and to obtain new debt, there
needs.  However, we        can be no guarantee that we will be able to continue to do so in the
may not be able to         future or that the cost to us or the other terms which would affect us
borrow needed funds        would be as favorable to us as our current loans and credit agreements.
in the future for a        We believe that our business will continue to generate cash and that we
variety of reasons         will be able to obtain new loans to meet our cash needs. However, the
including the              covenants in the indentures and credit agreements for our current debt
covenants in our           limit our ability to borrow more money. If we could not refinance our
current loan               debt or obtain new loans, we would likely have to consider various
agreements and             options such as the sale of equity or some of our assets to meet the
indentures. If we          principal and interest payments we owe, negotiate with our could not borrow, we
may have to sell
assets, renegotiate
loans or explore
other alternatives.

                           lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We can not guarantee that any options available to us would enable us to repay our debt in full.  For more information about our losses, negative stockholders equity, and borrowings, you can read the portions of Adelphia's most recent Annual Report on Form 10-K and
                           Adelphia's most recent Form 10-Q filed with the SEC which are labeled
                           "Selected Consolidated Financial Data" and "Management's Discussion
                           and Analysis of Financial Condition and Results of Operations."

Competition                Our cable television systems compete with other means of distributing
The cable television       video to home televisions such as Direct Broadcast Satellite systems,
industry currently         commonly known as DBS systems, and Multichannel Multipoint Distribution
competes with direct       systems.  Some of the regional Bell telephone operating companies and
broadcast satellite        other local telephone companies are in the process of entering the
systems and other          video-to-home business and several have expressed their intention to
distribution systems.      enter the video-to-home business.  In addition, some regional Bell
Potential competitors      operating companies and local telephone companies have facilities which
to our cable               are capable of delivering cable television service.  The equipment
television business        which telephone companies use in providing local exchange service may
include the regional       give them competitive advantages over us in distributing video to home
Bell telephone             televisions.  The regional Bell operating companies and other potential
companies.                 competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business.
                           We cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on our cable television business.


                           We also face competition from other communications and entertainment
Hyperion competes with     media, including conventional off-air television broadcasting services,
local telephone            newspapers, movie theaters, live sporting events and home video
carriers, including        products. We cannot predict the extent to which competition may affect
Bell Atlantic and          us.
NYNEX, for telephone       In each of the markets served by Hyperion's networks, the competitive
services.                  local exchange carrier services offered by Hyperion compete principally with the services offered by the incumbent local telephone exchange carrier company serving that area.  Local telephone companies have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations.  The merger of
                           Bell Atlantic and NYNEX created a company  whose combined territory covers a substantial portion of Hyperion's markets.  Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion and us.

Actions by regulators      We expect that the federal Telecommunications Act of 1996 will result
could have                 in federal and state regulatory authorities adopting initiatives to
substantial impact on      provide increased business opportunities to competitive local exchange
Hyperion's                 carriers such as Hyperion.  However, we also think that local telephone
telecommunications         companies will gain increased pricing flexibility from regulators as
services.                  competition increases.  Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in
                           Hyperion's markets to do the following:

                           .  lower their rates substantially;
                           .  engage in excessive volume and term discount pricing practices for their customers; or
                           .  charge excessive fees to Hyperion for interconnection to the incumbent local telephone company's networks.

The regional Bell          The regional Bell operating companies can now obtain regulatory
telephone companies        approval to offer long distance services if they comply with the
could get regulatory       interconnection requirements of the federal Telecommunications Act of
approval to offer          1996.  Regional Bell operating companies in Hyperion's operating
long distance service      territories have filed applications with the FCC claiming that they
in competition with        have complied with the interconnection requirements and are thus
Hyperion's                 entitled to receive authority to provide long distance services.


significant customers.     Each of these requests has been denied by the FCC.  However, an approval of such a regional Bell operating companies request could result in decreased market share for the major long distance carriers which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.  In addition, if regional Bell operating companies are permitted to provide long distance services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance services with charges on local service.  Regional Bell operating companies have also recently filed petitions with the FCC requesting a waiver of certain obligations imposed on incumbent local exchange carriers under the Telecommunications Act of 1996.  First regional Bell operating companies have sought, with some degree of success, to provide high-speed data services free of the obligations to unbundle and offer for resale such services.  Regional Bell operating companies are also seeking to provide such services on a long distance basis without complying with the interconnection requirements of the federal Telecommunications Act of 1996.  In addition, regional Bell operating companies have sought an FCC determination that they need not compensate competitive local exchange carriers for traffic terminated to Internet Service Providers who are customers of competitive local exchange carriers.  If the FCC grants the regional Bell operating companies petitions, this could have a material adverse effect on
                           Hyperion.

Potential competitors      Potential competitors for Hyperion include other competitive local
to Hyperion's              exchange carriers, incumbent local telephone companies which are not
telecommunications         subject to regional Bell operating companies restrictions on offering
services include the       long distance service, AT&T, MCI WorldCom, Sprint and other long
regional Bell              distance carriers, cable television companies, electric utilities,
telephone companies,       microwave carriers, wireless telecommunications providers and private
AT&T, MCI WorldCom         networks built by large end users.  Both AT&T and MCI WorldCom have
and Sprint, and            announced that they have begun to offer local telephone services in
electric utilities.        some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service.  AT&T and
                           Tele-Communications, Inc. also recently announced that they will merge.
                           Although Hyperion has good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                           Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

                           For more information about competition in our businesses, you can read the portions of Adelphia's 1998 Annual Report on Form 10-K labeled
                           "Competition" under the heading "Business" and labeled "Legislation and Regulation."  You should also read the subsection "Regulatory and
                           Competitive Matters" under the heading "Management's Discussion and
                           Analysis of Financial Condition and Results of Operations" in
                           Adelphia's 1998 Annual Report on Form 10-K and Adelphia's most recent
                           Form 10-Q filed with the SEC.

Extensive Regulation       The cable television industry and the provision of local telephone
The cable television       exchange services are subject to extensive regulation at the federal,
and                        state and local levels, and many aspects of such regulation are
telecommunications         currently the subject of judicial proceedings and administrative or
industries are             legislative proposals.  In particular, the FCC adopted regulations that
heavily regulated.         limit our ability to set and increase rates for our basic and cable programming service packages and for the provision of cable television-related equipment.  The law permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates.  It is possible that rate reductions or refunds of previously collected fees may be required in the future.

                           The cable television industry is subject to state and local regulations and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.



The federal                The federal Telecommunications Act of 1996 substantially changed
Telecommunications         federal, state and local laws and regulations governing our cable
Act of 1996 may have       television and telecommunications businesses.  This law could
a significant impact       materially affect the growth and operation of the cable television
on the cable               industry and the cable services we provide.  Although this legislation
television business        may lessen regulatory burdens, the cable television industry may be
and                        subject to new competition as a result.  There are numerous rulemakings
telecommunications         that have been and continue to be undertaken by the FCC which will
industries.                interpret and implement the provisions of this law.  Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts.  We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

The recent federal law     Although the federal law discussed above eliminates many legal barriers
may also have a large      to entry (i.e., telephone companies entering the cable industry and
impact on Hyperion's       cable companies entering the telephone industry), we cannot guarantee
telecommunications         that rules adopted by the FCC or state regulators or other legislative
business.                  or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion. In addition, the new law removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in our potential markets.

                           For more information about regulation in our businesses, you can read the portions of Adelphia's 1998 Annual Report on Form 10-K labeled
                           "Competition" under the heading "Business" and labeled "Legislation and Regulation."  You should also read the portion labeled "Regulatory and Competitive Matters" under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in
                           Adelphia's 1998 Annual Report on Form 10-K and its most recent Form
                           10-Q filed with the SEC.

Unequal Voting Rights of   Adelphia has two classes of common stock -- Class A which carries one
Shareholders and           vote per share and Class B which carries ten votes per share.  The
Control by the Rigas       public holds a majority of the outstanding Class A shares, although the
family                     Rigas family also owns about 35% of it.  The Rigas family owns virtually all of Adelphia's Class B shares.  As of October 1, 1998, the
                           Rigas family beneficially owned shares representing about 52% of the total number of outstanding shares of both classes of Adelphia's common stock and about 85% of the total voting power of Adelphia's shares. The
                           Rigas family also owns shares of Adelphia's 8% Series C Cumulative
                           Convertible preferred stock. If the Rigas family had exercised its right to convert these shares into Class A common stock, it would have beneficially owned a majority of the Class A common stock, and would have increased its total voting power to about 86%.  As a result of their stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect seven of eight
                           Adelphia directors, and if they converted their Convertible preferred stock might be able to elect all eight directors.  In addition, the
                           Rigas family could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation and Bylaws, and
                           mergers or other fundamental corporate transactions.

Potential Conflicts of     John J. Rigas and the other executive officers of Adelphia, including
Interest                   other members of the Rigas family own the certain corporations and partnerships, which are managed by us for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.  These activities could present a conflict of interest with us, such as


                           how much time our executive officers devote to our business.
                           In addition, there have been and will continue to be
                           transactions between us and the executive officers or
                           the other entities they own or have affiliations with.  We describe such transactions in Adelphia's Proxy Statement under the heading
                           "Certain Transactions."  Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

No Dividends Paid or       Adelphia has never declared or paid dividends on any of its common
Planned to be Paid in      stock and has no intention of paying cash dividends on such stock in
the Foreseeable Future     the foreseeable future. In addition, our public debt indentures contain covenants which limit our ability to pay such dividends.

Shares Eligible for        Pursuant to various registration rights agreements or arrangements, the
Future Sale                Rigas family has the right, subject to some limitations, to require
                           Adelphia to register substantially all of the shares which it owns of the Class A common stock (11,029,119 shares as of October 1, 1998),
                           Class B common stock (10,736,544 shares as of October 1, 1998 and the equivalent number of shares of Class A common stock into which they may be converted) and Convertible preferred stock (80,000 shares and the approximately 9,433,962 shares of Class A common stock into which they may be converted). Among others, Adelphia has registered for public sale the following shares:

                           .  for the Rigas family - up to 11,000,000 shares of Class A common stock, 80,000 shares of Convertible preferred stock and the Class A common stock issuable upon conversion of the Convertible preferred stock;
                           .  for Booth American Company - 3,571,428 shares of Class A common stock owned as of March 24, 1998; and
                           .  for the selling stockholders -- 3,100,000 shares of Class A Common for offer and sale pursuant to this prospectus.

                           Approximately 8,506,000 shares of Class A common stock and up to 80,000 shares of Convertible preferred stock, including the underlying Class A common stock, have been pledged in connection with margin loans made to members of the Rigas family.  These pledgees could freely sell any shares acquired upon a foreclosure.  Sales of a substantial number of shares of Class A common stock or Class B common stock, including sales by any pledgees of such shares, could adversely affect the market price of our Class A common stock and could impair our ability in the future to raise capital through stock offerings.

Potential Volatility of    The market price of the shares of Class A common stock may be
Stock Price                significantly affected by various factors including:

                           .  actual or anticipated fluctuations in our operating results,
                           .  new products or services or new contracts by us or our competitors,
                           .  legislative and regulatory developments,
                           .  conditions and trends in the telecommunications industry,
                           .  general market conditions, and
                           .  other factors beyond our control.

                           In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications companies and that have often been unrelated to the operating performance of particular companies.  These broad market fluctuations may also adversely

                           affect the market price of our Class A common stock.

Dilution                   Persons purchasing Class A common stock will incur immediate and substantial net tangible book value dilution.

Year 2000 Issues           The year 2000 issue refers to the inability of computerized systems and technologies to recognize and process dates beyond December 31, 1999.
                           This could present risks to the operation of our business in several ways.  We are evaluating the impact of the year 2000 issue on our business applications and our products and services.  The evaluation includes a review of our information technology systems, cable network equipment and other embedded technologies.  A significant portion of our computerized systems and technologies has been developed, installed or upgraded in recent years and is generally more likely to be year
                           2000 ready.  We are also evaluating the potential impact as a result of our reliance on third-party systems that may have the year 2000 issue.

                           Our computerized business applications that could be adversely affected by the year 2000 issue include:

                           .  information processing and financial reporting systems,
                           .  customer billing systems,
                           .  customer service systems,
                           .  telecommunication transmission and reception system, and
                           .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services.

                           We have developed a program to assess and address the year 2000 issue.
                           This program consists of the following phases:

                           .  inventorying and assessing the impact on affected technology and systems,
                           .  developing solutions for affected technology and systems,
                           .  modifying or replacing affected technology and systems,
                           .  testing and verifying solutions,
                           .  implementing solutions, and
                           .  developing contingency plans.

                           We have substantially completed inventorying and assessing the affected computerized systems and technologies.  We are in various stages of our year 2000 compliance program with respect to the remaining phases as it relates to the affected systems and technologies.

                           We have engaged a consulting firm familiar with our financial reporting systems.  This firm has developed and tested year 2000 solutions that we are in the process of implementing.  We expect our financial reporting systems to be year 2000 compliant by June 1999.

                           A third-party billing vendor currently facilitates customer billing.
                           We are currently in the process of testing an in-house service ordering, provisioning, maintenance and billing system that would replace the third-party billing vendor.  We expect to have this new system implemented by June 1999.  On a contingency basis, the third-party vendor has provided a written statement that it will certify it is fully year 2000 compliant by June 1999.


                           Telecommunication plant rebuilds and upgrades in recent years minimized the potential impact of the year 2000 issue on our facilities, customer service, telecommunication transmission and reception systems.  We are engaged in a comprehensive internal inventory and assessment of all hardware components and component controlling software throughout our telecommunication networks.  We expect to implement any hardware and software modifications, upgrades or replacements resulting from the internal review by June 1999.

                           Costs incurred to date directly related to addressing the year 2000 issue have not been material.  We have also redeployed internal resources to meet the goals of our year 2000 program.  We currently estimate the total cost of our year 2000 remediation program to be approximately $3,500,000.  Although we will continue to incur substantial capital expenditures in the ordinary course of meeting our telecommunications system upgrade goals through the year 2000, we will not specifically accelerate our expenditures to facilitate year 2000 readiness, and accordingly we have not included such expenditures in the above estimate.

                           We have begun communicating with others with whom we do significant business to determine their year 2000 readiness and to determine the extent to which we are vulnerable to the year 2000 issue related to those third parties.  We purchase much of our technology from third parties.  There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems.  Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

                           We are in the process of identifying secondary sources to supply our systems or services in the event it becomes probable that any of our systems will not be year 2000 ready prior to the end of 1999.  We are also in the process of identifying secondary vendors and service providers to replace those vendors and service providers whose failure to be year 2000 ready could lead to a significant delay in our ability to provide our services to our customers.

Forward-Looking            The statements contained or incorporated by reference in this
 Statements                prospectus that are not historical facts are "forward-looking statements" and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should,"
                           "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of
                           Financial Condition and Results of Operations" in Adelphia's 1998
                           Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is
                           forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition.
                           Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of September 30, 1998 was a deficit of approximately ($2,025,282,000) or ($48.11) a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in Adelphia's public offering which was completed in August 1998, the purchase price of a single share sold to the public was $32.00 and the net tangible book value dilution per share was $76.95. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.


                              SELLING STOCKHOLDERS

   The selling stockholders acquired their shares of Class A common stock from us in exchange for equity interests in certain businesses that we acquired.
Each of the selling stockholders is a party to the Verto merger agreement and the related registration rights agreement entered into by Adelphia, Verto and Verto's shareholders under which Adelphia has agreed to register all shares delivered, as determined by the merger agreement, as payment for equity interests purchased. Registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

   No selling stockholder has held any positions or office or had any material relationship with us, our predecessors or affiliates during the past three years. In addition, one or more of the selling stockholders may donate, pledge or transfer as gifts some or all of their shares, or may pledge or transfer its or their shares for no value to other beneficial owners. The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.

   The shares listed below represent all of the shares that each of the selling stockholders currently beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering assuming they sell all of the shares. The numbers presented under "Class A Common Shares Held After Offering" and "Percent of Class A Common Shares Held After Offering" in the table below assume that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

                                                                                                            Percent of Class
                          Class A Common     Percent of Class A      Class A Common       Class A Common     A Common Shares
                           Shares Held       Common Shares Held          Shares            Shares Held             Held
Name                     Before Offering      Before Offering        Offered Hereby       After Offering      After Offering
-------------------    ------------------  --------------------   -------------------  ------------------  ------------------
Louis Pagnotti, Inc.             __                   %                       __                   __                  __
The Ithaka  Company              __                                           __                   __                  __
Tedesco Corporation              __                                           __                   __                  __

Brynfan Associates               __                                           __                   __                  __
TOTAL                        3,100,000             9.0%                3,100,000                   __                  __%
                             =========             ====                =========               ======              ======

(*)    Less than one percent.

                                USE OF PROCEEDS

   All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

   Adelphia is registering the shares on behalf of the selling stockholders. "selling stockholders," as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares at various times in one or more of the following transactions:

 . in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

 .  in the over-the-counter market;

 . in private transactions other than in the over-the-counter market or on an exchange;

 .  in connection with short sales of shares;

 .  by pledge to secure debts and other obligations;

 . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

 .  in a combination of any of the above transactions.

   The selling stockholders may sell their shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

   The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from purchasers of shares for whom they acted as agents. The selling stockholders, any brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

   Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided they meet the criteria and conform to the requirements of that Rule.

   If required, a prospectus supplement will be distributed when a particular offering of shares is made. This supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

   To comply with the securities law of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

   To comply with rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may be limited in its ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.

   All expenses of the registration of the shares will be paid by Adelphia, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by Adelphia against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Adelphia will be indemnified by the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                      WHERE YOU CAN FIND MORE INFORMATION

   Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document Adelphia files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Adelphia that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by Adelphia with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows Adelphia to "incorporate by reference" into this prospectus the information it files with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   Adelphia is incorporating by reference the following documents that it has filed with the SEC:

 . its Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by the Parent Company's Form 10-K/A dated July 27, 1998;

 .  its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and
   September 30, 1998;

 .  its Current Reports on Form 8-K for the events dated June 29, 1998, July 2,
   1998, August 3, 1998, August 18, 1998, September 10, 1998 and November 9,
   1998;

 . its definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

 .  the description of its Class A common stock contained in

   . Adelphia's registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description and

   .  Adelphia's registration statement on Form S-3 (File No. 333-58749).

   Adelphia is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                    Adelphia Communications Corporation
                    Main at Water Street
                    Coudersport, Pennsylvania  16915
                    Attention:  Investor Relations Telephone:  (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Adelphia is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      Adelphia Communications Corporation


                    3,100,000 Shares of Class A Common Stock





                               -----------------

                                   PROSPECTUS

                               -----------------




We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of ________________, 1999.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is an estimate of the expenses which will be incurred by Adelphia in connection with the issuance and distribution of the securities being registered.

                                                       AMOUNT
SEC filing fee.......................................  $34,661
Legal fees and expenses..............................  $12,000
Accounting fees and expenses.........................  $ 5,000
Miscellaneous expenses...............................  $ 3,339
                                                       -------
Total................................................  $55,000
                                                       =======
ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

   Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:


Exhibit No.                  Reference
-----------                  ---------
 4.01            The Certificate of Incorporation of Adelphia Communications            Incorporated herein by reference
                 Corporation                                                            is Exhibit 3.01 to Registrant's
                                                                                        Current Report on Form 8-K dated
                                                                                        July 24, 1997 (File No.
                                                                                        000-16104).
23.01            Consent of Deloitte & Touche LLP                                       Filed herewith.
24.01            Power of Attorney                                                      Previously Filed.


ITEM 17.  UNDERTAKINGS

(a)  Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Request for Acceleration of Effective Date.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to this registration statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 8th day of January, 1999.


                                    ADELPHIA COMMUNICATIONS CORPORATION

                                    By  /s/ Timothy J. Rigas
                                      ----------------------
                                    Timothy J. Rigas, Executive Vice President


   Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURES                                   TITLE                                     DATE
   *                                Chairman, President and Chief Executive Officer          January 8, 1999
----------------------------------
  JOHN J. RIGAS
   *                                Executive Vice President and Director                    January 8, 1999
----------------------------------
  MICHAEL J. RIGAS
 /s/ Timothy J. Rigas               Executive Vice President, Chief Financial                January 8, 1999
----------------------------------  Officer, Chief Accounting Officer, Treasurer
  TIMOTHY J. RIGAS                  and Director

   *                                Executive Vice President and Director                    January 8, 1999
----------------------------------
  JAMES P. RIGAS
   *                                Senior Vice President, Secretary and Director            January 8, 1999
----------------------------------
  DANIEL R. MILLIARD
                                    Director                                                 January 8, 1999
  PERRY S. PATTERSON
                                    Director                                                 January 8, 1999
  PETE J. METROS
                                    Director                                                 January 8, 1999
  DENNIS P. COYLE


            SIGNATURES                                   TITLE                                     DATE
  /s/ Timothy J. Rigas
----------------------------------
TIMOTHY J. RIGAS, attorney-in-fact

                                 EXHIBIT INDEX



Exhibit No.                  Reference
-----------                  ---------
   4.01               The Certificate of Incorporation of Adelphia Communications   Incorporated herein by reference is
                      Corporation                                                   Exhibit 3.01 to Registrant's Current
                                                                                    Report on Form 8-K dated July 24,
                                                                                    1997 (File No. 000-16104).

  23.01               Consent of Deloitte & Touche LLP                              Filed herewith.

  24.01               Power of Attorney                                             Previously Filed.